SANFORD C. BERNSTEIN FUND, INC.
INTERMEDIATE DURATION PORTFOLIO

FORMER POLICIES				CURRENT POLICIES

Non-fundamental Investment Policies:

At least 65% of Portfolios		Restriction eliminated.
total assets invested in
securities rated AA or
better

At least 80% of				Restriction eliminated.
Portfolios total assets
invested in securities
rated A or better

No minimum portfolio			Portfolio average quality
quality stated				minimum of A-

20% maximum in below			25% maximum in below
investment-grade			investment-grade securities
securities

20% maximum in foreign			25% maximum in non-US
securities				dollar denominated securities

B- minimum rating per			5% maximum in CCC
issue